Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Leigh J. Abrams, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2007 AND FOURTH QUARTER EARNINGS

White Plains, New York - February 13, 2008 - Drew Industries Incorporated (NYSE: DW) today reported its operating results for the fourth quarter and year-ended December 31, 2007.

Drew, a leading supplier of components for recreational vehicles (RV) and manufactured homes (MH), reported net income of $39.8 million, or $1.80 per diluted share, for the year ended 2007, a 28 percent increase over net income of $31.0 million, or $1.42 per diluted share, for 2006. Drew achieved this record net income despite continuing volatility in raw material prices and an 8 percent decrease in net sales, which the Company attributed primarily to softness in both the RV and MH industries.

“When we reported 2006 results a year ago, we said that we had embarked on a program to reduce costs and improve efficiencies in all phases of our operations,” said Leigh J. Abrams, Drew’s President and CEO. “During 2007, we exceeded the goals set in late 2006. Operating management reduced staff levels by more than 120 salaried employees, improved production efficiencies, and closed 18 factories and consolidated these operations into other existing factories. We continue to consider additional measures to ensure we are optimizing our profitability, including additional strategic acquisitions. During 2007, we completed three acquisitions in three different product lines, complementing our existing product lines and expanding our growth potential.”

Net sales for the year-ended December 31, 2007 were $669 million, a decrease of about $60 million, or 8 percent, compared to 2006 net sales of $729 million. Excluding the impact of acquisitions, Drew’s 2007 sales decreased by 11 percent year-over-year. Drew attributed the sales decline primarily to the 10 percent decline in industry wholesale shipments of travel trailers and fifth wheel RVs in 2007, as well as the 18 percent decline in industry wholesale shipments of manufactured homes.

In 2007, gains and losses on asset sales, and expenses related to pending litigation, aggregated expense of approximately $0.5 million. In 2006, gains and losses on asset sales and due diligence expenses related to an acquisition which was not completed, aggregated income of approximately $1.2 million. The effect of these items was not significant in the fourth quarter of either 2007 or 2006.

“Over the past year and a half, we also significantly improved asset utilization by reducing inventory levels, disposing of excess equipment and idle facilities, and reducing our capital expenditures,” said Fred Zinn, Drew’s Executive Vice President and CFO. “As a result, our return on assets increased to 11.7 percent in 2007, from 9.4 percent in 2006. Further, by the end of 2007, Drew had improved its cash position by $78 million, as it had cash of $29 million, net of outstanding debt, compared to debt of $49 million, net of cash, at the end of 2006.”

Fourth Quarter Results
Drew’s net income for the fourth quarter of 2007 increased by $2.8 million, or 78 percent, to $6.5 million, or $0.29 per diluted share, compared to $3.6 million, or $0.17 per diluted share, in the same quarter of 2006.

The effective tax rate for the full year was reduced by approximately 1 percent to 37.2 percent. The reduction in the annual effective tax rate was primarily due to changes in deferred state taxes. Since the reduction in the tax rate for the full year was recorded in the fourth quarter of 2007, the effective rate for the quarter was reduced to 32.1 percent compared to 38.7 percent in the 2006 fourth quarter. In 2008, the annual effective tax rate is expected to be approximately 38.5 percent.

Net sales for the fourth quarter of 2007 were $138 million, the same level reported in the fourth quarter of 2006. The 9 percent increase in sales by Drew’s RV Products segment offset a 20 percent decline in sales by Drew’s Manufactured Housing Products segment in the 2007 fourth quarter. This compares to flat industry-wide wholesale shipments of travel trailers and fifth wheel RVs, and a 3 percent decrease in industry-wide wholesale shipments of manufactured homes in the quarter.

“We are extremely pleased with our performance in 2007, especially in our RV segment,” Abrams said. “Acquisitions, new product introductions and margin improvements enabled us to outperform the RV industry, particularly in the second half of the year. In our MH segment, we continued to achieve solid operating results despite the continued decline in sales.”

Recent Developments
Drew reported January 2008 sales were down approximately 4 percent compared to January 2007, reflecting the continued slow-down in both the RV and MH industries.

“We are uncertain as to what effect current national economic conditions will have on the RV and manufactured housing industries,” Abrams said. “The real driving force in both industries is consumer demand, and we’ll have to wait to see how consumers react in this economic environment. However, we anticipate our cost-cutting measures and new product growth will partially offset the possible slow-down in these industries.”

During 2007, Drew completed three strategic acquisitions with annual sales aggregating approximately $17 million. Abrams continued: “Each of these newly-acquired businesses added innovative new products with significant growth potential. By consolidating production, and leveraging both our ability to market products nationally and our purchasing power, we will seek to maximize the profitability of these acquired operations.”

The Company previously announced that its Board of Directors authorized a repurchase of up to 1 million shares of the Company’s Common Stock. The Company has not yet repurchased any shares, primarily because the Company instituted its normal quarterly blackout beginning January 1, 2008.

“In addition to the uncertain economic environment, we continue to face unstable prices for our key raw materials, Zinn added. “In recent weeks, the market prices of aluminum and certain types of steel have increased 10 percent or more. Higher energy costs continue to affect the costs of other raw materials, such as vinyl and thermoplastics. To minimize the impact of these cost increases, we continue to explore alternative sources of raw materials and components, both domestically and from overseas.”

Segment Reporting
To make its segment reporting easier to understand, and present segment results in the same format used by management to evaluate segment operations, certain items of income and expense that are unrelated to the day-to-day operations of the segments have been reclassified in this quarter to “Other items” in the Company’s segment disclosure. Historical segment results have been reclassified to conform to this new presentation.

Recreational Vehicle Products Segment
Drew supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bed lifts, bath products, electric stabilizer jacks, suspension systems, leveling systems, steps, exterior panels and ramp doors for RVs, as well as specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

In 2007, Drew’s RV segment represented 74 percent of net sales and 81 percent of segment operating profit. More than 90 percent of Drew’s RV sales are components for towable RVs, with the balance representing specialty trailers and components for motorhomes.

Sales by Drew’s RV segment decreased 3 percent to $492 million for 2007. However, RV segment sales in the fourth quarter of 2007 increased 9 percent to $102 million, from the $93 million reported in the year-earlier period, compared to flat industry-wide wholesale shipments of travel trailers and fifth wheel RVs during the 2007 fourth quarter. Acquisitions added approximately $18 million to 2007 revenues in this segment, including $4 million in the fourth quarter. Excluding the impact of acquisitions, sales by Drew’s RV segment would have been down 7 percent for 2007, but up 5 percent in the fourth quarter.

“Through acquisitions, new product introductions and our position as an increasingly important supplier to leading RV manufacturers, we increased our product content per RV to a record $1,739 for travel trailers and fifth wheel RVs. Our product content for motorhomes was $243 during 2007,” Abrams said. Average product content for all types of RVs increased to $1,326 in 2007, compared to $ 1,212 in 2006.

For 2007, the Recreational Vehicle Industry Association reported that industry-wide wholesale shipments of travel trailers and fifth wheel RVs declined more than 10 percent, while Statistical Surveys reported that retail shipments of travel trailers and fifth wheel RVs through November 2007 (the last month for which industry information is available) increased nearly 3 percent. Retail sales of travel trailers and RVs declined about 4 percent in November 2007 after eight consecutive month-over-month increases.

RV segment operating profit in 2007 increased 45 percent to $63 million, compared to operating profit of $44 million in 2006. A $3.3 million operating loss from the Indiana-based specialty trailer operation closed in September 2006 adversely affected segment operating profit in 2006. For the fourth quarter of 2007, operating profit increased 73 percent to $10 million. Drew’s RV segment results continue to benefit from cost-cutting measures and production efficiencies, as well as from expanded global sourcing.

“Recent dealer surveys indicate inventories of towable RVs, although well below year-earlier levels, are still slightly higher than dealers would prefer in this uncertain economic environment,” Abrams said. “While retail demand held up quite well in 2007, we continue to watch with concern the potential impact on the RV industry of a softer economy and the volatility in the real estate and mortgage markets in 2008.”

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry. Drew’s MH segment accounted for approximately 26 percent of net sales and 19 percent of segment operating profit in 2007.

Drew’s MH segment reported 2007 sales of $177 million, a 20 percent decline from the $220 million reported in 2006. Industry-wide wholesale shipments of manufactured homes declined 18 percent, from 117,000 homes in 2006 to 96,000 homes in 2007. Largely due to the decline in sales, operating profit for this segment declined 25 percent to $15.1 million in 2007, from $20.1 million in 2006.

In the 2007 fourth quarter, sales of this segment declined 20 percent to $36 million, compared to an industry-wide 3 percent decline in wholesale shipments of manufactured homes. The decrease in Drew’s fourth quarter sales was greater than the decrease in industry wholesale shipments partly because the Company exited certain business due to inadequate margins. Further, during the fourth quarter of 2007, there was a 12 percent decrease in larger, multi-section homes produced by the industry, but this was partially offset by a 19 percent increase in smaller, single-section homes, in which Drew has less average content per home.

Despite the decrease in sales, the operating profit margin of this segment improved slightly, to 8.0 percent, from 7.7 percent in the fourth quarter of 2006.

“While the 3 percent industry decline in the fourth quarter was far less than the declines reported earlier in the year, there has been no concrete evidence of any significant improvement in the demand for manufactured homes,” Abrams said.“Sales of manufactured homes in Arizona, Florida and California, the prime retiree markets, were down more than 40 percent in 2007, accounting for nearly half of the industry decline in 2007.

“Apparently, because of the weak site-built housing market, retirees have not been able to sell their primary residence, or are unwilling to sell at the currently depressed prices, and buy a less expensive manufactured home. Further, in the last several years, many traditional buyers of manufactured homes were instead able to buy site-built homes, because sub-prime mortgages were available to the site-built buyer at unrealistic terms. Now that such sub-prime mortgages are no longer available, we believe it is more likely that certain home buyers will eventually turn to more affordable manufactured homes. With our high market share and track record of profitability, we will be in a strong position when the manufactured housing industry begins its recovery.”

Balance Sheet
Inventories declined by $7 million from previous-year levels, to $76 million as of December 31, 2007, and were more than $24 million below the $101 million reported at the end of 2005. During 2007, inventories averaged $81 million, or 21 percent less than the 2006 average.

Goodwill and other intangible assets increased by $13 million compared to the end of 2006, as a result of the three acquisitions completed during 2007, while capital expenditures were limited to less than $9 million in 2007. Depreciation and amortization aggregated $17.6 million in 2007. The Company expects capital expenditures to be between $10 million and $12 million in 2008, while depreciation and amortization is expected to be about $18 million for the year.

In 2007, the Company collected more than $14 million on the sale of real estate and equipment. The Company also owns 10 facilities which are vacant or are in the process of being vacated, which it plans to sell, with an aggregate book value of $9 million. In addition, the Company has instituted foreclosure proceedings on a mortgage securing a $3.9 million note it received upon the sale of a facility in 2006. In connection with such sale, Drew received $1.8 million in cash. When the foreclosure proceedings are completed, which is expected to be in 2008, Drew will record a gain of up to the $1.8 million cash received.

“Though we are carefully watching conditions in our core markets, we remain confident in our ability to outperform our industries through our long-standing strategy of organic growth, new product introductions, acquisitions and operational efficiencies,” Abrams said. “We will continue this strategy with the long-term aim of creating a stronger, more-efficient Company in excellent position should the RV and MH industries return to year-over-year growth. We are also confident in the experience, talent and ability of our operating management, especially in light of their exceptional track record of creating growth in challenging markets in the past.”

Conference Call & Webcast
Drew will provide an online, real-time webcast and rebroadcast of its fourth quarter and year-end 2007 earnings conference call on the Company’s website, www.drewindustries.com on Thursday, February 14, 2008 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 73077665. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, and axles. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 33 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in the press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues and income are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Forward-looking statements, therefore, should be considered in light of various important factors.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, a sales decline in either the RV or the manufactured housing industries, the financial condition of our customers, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Year Ended		Three Months Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$668,625	$729,232	$137,815	$138,052
Cost of sales	510,200	575,156	106,266	110,200
Gross profit	158,425	154,076	31,549	27,852
Selling, general and administrative expenses	93,173	99,419	21,382	20,840
Other income	707	638	-	-
Operating profit	65,959	55,295	10,167	7,012
Interest expense, net	2,615	4,601	619	1,059
Income before income taxes	63,344	50,694	9,548	5,953
Provision for income taxes	23,577	19,671	3,065	2,303
Net income	$39,767	$31,023	$6,483	$3,650

Net income per common share:
Basic	$1.82	$1.43	$0.29	$0.17
Diluted	$1.80	$1.42	$0.29	$0.17

Weighted average common shares outstanding:
Basic	21,893	21,619	22,002	21,704
Diluted	22,126	21,867	22,235	21,889

Depreciation and amortization	$17,557	$15,669	$4,281	$4,226
Capital expenditures	$8,770	$22,250	$1,318	$2,222

SEGMENT RESULTS
(unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
(In thousands)	2007	2006	2007	2006

Net sales:
RV Segment	$491,830	$508,824	$101,637	$93,084
MH Segment	176,795	220,408	36,178	44,968
Total	$668,625	$729,232	$137,815	$138,052

Operating Profit:
RV Segment	$63,132	$43,623	$10,004	$5,771
MH Segment	15,061	20,131	2,908	3,485
Total segment operating profit	78,193	63,754	12,912	9,256
Amortization of intangibles	(4,178)	(2,546)	(1,164)	(821)
Corporate	(7,583)	(7,094)	(1,782)	(1,556)
Other items	(473)	1,181	201	133
Operating profit	$65,959	$55,295	$10,167	$7,012

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	December 31,
(In thousands, except ratios)	2007	2006

Current assets
Cash and cash equivalents	$56,213	$6,785
Accounts receivable, trade, less allowance	15,740	17,828
Inventories	76,279	83,076
Prepaid expenses and other current assets	12,702	13,351
Total current assets	160,934	121,040
Fixed assets, net	100,616	124,558
Goodwill	39,547	34,344
Other intangible assets	32,578	24,801
Other assets	12,062	6,533
Total assets	$345,737	$311,276

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$8,881	$9,714
Accounts payable, accrued expenses and other current liabilities	62,192	49,347
Total current liabilities	71,073	59,061
Long-term indebtedness	18,381	45,966
Other long-term obligations	4,747	1,361
Total liabilities	94,201	106,388
Total stockholders’ equity	251,536	204,888
Total liabilities and stockholders’ equity	$345,737	$311,276

Current ratio	2.3	2.0
Total indebtedness to stockholders’ equity	0.1	0.3

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

(In thousands)
	Year Ended
	December 31,
	2007	2006

Cash flows from operating activities:
Net income	$39,767	$31,023
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	17,557	15,669
Deferred taxes	(1,488)	653
Gain on disposal of fixed assets	(351)	(913)
Stock-based compensation expense	2,489	2,981
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	3,061	17,272
Inventories	8,994	20,219
Prepaid expenses and other assets	1,478	(2,213)
Accounts payable, accrued expenses and other liabilities	13,403	(17,670)
Net cash flows provided by operating activities	84,910	67,021

Cash flows from investing activities:
Capital expenditures	(8,770)	(22,250)
Acquisition of businesses	(17,299)	(33,695)
Proceeds from sales of fixed assets	14,492	4,032
Other investments	(64)	(12)
Net cash flows used for investing activities	(11,641)	(51,925)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	23,800	182,670
Repayments under line of credit and other borrowings	(52,218)	(200,955)
Exercise of stock options	4,577	3,339
Other	-	1,550
Net cash flows used for financing activities	(23,841)	(13,396)

Net increase in cash	49,428	1,700
Cash and cash equivalents at beginning of period	6,785	5,085
Cash and cash equivalents at end of period	$56,213	$6,785

To make its segment reporting easier to understand, and present segment results in the same format as that used by management to evaluate segment operations, certain items of income and expense that are unrelated to the day-to-day operations of the segments have been reclassified to “Other items” in the Company’s segment disclosure. Historical segment results have been reclassified to conform to this presentation going forward.

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Three Months Ended				Year Ended
(In thousands)	March 31,	June 30,	September 30,	December 31,	December 31,
	2007	2007	2007	2007	2007
Net sales
RV Segment	$129,132	$133,905	$127,156	$101,637	$491,830
MH Segment	43,812	50,551	46,254	36,178	176,795
Total	$172,944	$184,456	$173,410	$137,815	$668,625
Operating profit
RV Segment	$16,180	$19,941	$17,007	$10,004	$63,132
MH Segment	2,932	5,174	4,047	2,908	15,061
Total segment operating profit	19,112	25,115	21,054	12,912	78,193
Amortization of intangibles	(881)	(1,022)	(1,111)	(1,164)	(4,178)
Corporate	(1,887)	(2,030)	(1,884)	(1,782)	(7,583)
Other items	210	(1,079)	195	201	(473)
Operating profit	$16,554	$20,984	$18,254	$10,167	$65,959

	Three Months Ended				Year Ended
(In thousands)	March 31,	June 30,	September 30,	December 31,	December 31,
	2006	2006	2006	2006	2006
Net sales
RV Segment	$149,416	$139,901	$126,423	$93,084	$508,824
MH Segment	59,045	62,075	54,320	44,968	220,408
Total	$208,461	$201,976	$180,743	$138,052	$729,232
Operating profit
RV Segment	$13,464	$13,933	$10,455	$5,771	$43,623
MH Segment	5,858	6,215	4,573	3,485	20,131
Total segment operating profit	19,322	20,148	15,028	9,256	63,754
Amortization of intangibles	(430)	(507)	(788)	(821)	(2,546)
Corporate	(1,907)	(1,886)	(1,745)	(1,556)	(7,094)
Other items	717	(48)	379	133	1,181
Operating profit	$17,702	$17,707	$12,874	$7,012	$55,295